Exhibit 6.1

PATENT

ATTORNEY DOCKET: OCL-001-PCT

A S S I G N M E N T

Whereas we, the undersigned,

Jaeson Bang, residing at 910 Woodbridge Court, Safety Harbor, Florida 34695, U.S.;

R. Maxwell Flaherty, residing at 242 Ipswich Road, Topsfield, Massachusetts 01983, U.S.; and

J. Christopher Flaherty, residing at 2122 Kirkland Lake Drive, Auburndale, Florida 33823, U.S.;

hereby have made certain inventions or discoveries (or both) set forth in an application for Letters Patent of the United States of America entitled

IMPLANTABLE CARDIAC MONITOR

identified as Attorney Docket No.: OCL-001-PCT, which application was filed on May 29, 2020, and assigned Application No.: PCT/US20/35171;

in the event that the execution date, filing date and/or Application No. are not entered above at the time we execute this document, and if such information is deemed necessary, we hereby authorize and request our attorneys at ONELLO & MELLO, LLP, Three Burlington Woods Drive, Suite 203, Burlington, Massachusetts 01803, USA, to insert above the execution date, filing date and/or Application Number of said application, when known;

Whereas, Oracle Health, Inc., a Delaware Corporation, having an office and a place of business at 910 Woodbridge Court, Safety Harbor, Florida 34695, and which, together with its successors and assigns, is hereinafter called “Assignee,” is desirous of acquiring the title, rights, benefits and privileges hereinafter recited;

Now, therefore, for valuable consideration furnished by Assignee to us, receipt and sufficiency of which we hereby acknowledge, we hereby, without reservation:

1. Assign, transfer and convey to Assignee our entire right, title and interest in and to said inventions and discoveries, said application for Letters Patent of the United States of America, and any and all other applications for Letters Patent or the like on said inventions and discoveries in any and all countries, including all divisional, renewal, substitute, continuation, reissue and international applications, whether filed directly or under any international treaty or convention (including the Patent Cooperation Treaty and Paris Convention), that are based in whole or in part upon said inventions or discoveries, or upon said applications or Letters Patent or the like, including reissues, reexaminations, and extensions of any Letters Patent or the like granted for said inventions and discoveries or upon said applications, Letters Patent or the like, and every priority right that is or may be predicated upon or arise from said inventions, said discoveries, said applications and any of said Letters Patent or the like;

2. Authorize Assignee to file patent applications in any or all countries on any or all of said inventions and discoveries in our names or in the name of Assignee or otherwise as Assignee may deem advisable, in the United States or internationally, whether filed directly or under any international treaty of convention (including the Patent Cooperation Treaty and Paris Convention);

PATENT

ATTORNEY DOCKET: OCL-001-PCT

3. Authorize and request the Commissioner of Patents and Trademarks of the United States of America and the empowered officials of all other governments and agencies to issue or transfer all said Letters Patent to Assignee, as assignee of the entire right, title and interest therein or otherwise as Assignee may direct;

4. Warrant that we have not conveyed to others any right, title or interest in or to said inventions, discoveries, applications or patents or any license to use the same or to make, use or sell anything embodying or utilizing any of said inventions or discoveries; and that we have good right and title to assign the same to Assignee without encumbrance;

5. Designate Assignee as our special attorney in fact, but only for the purposes of lawfully preparing and executing any documents and taking all other reasonable and necessary actions to secure, protect and maintain the rights assigned herein and to otherwise prosecute, protect, maintain and commercially exploit any and all patent applications, patents and the like, whether foreign or domestic, flowing from this Assignment, including, but not limited to signing declarations, petitions and oaths required therefore;

6. Bind our heirs, legal representatives and assigns, as well as ourselves, to do, upon Assignee’s request and at Assignee’s expense, but without additional consideration to us or them, all acts reasonably serving to assure that the inventions and discoveries, the patent applications and the said Letters Patent shall be held and enjoyed by Assignee as fully and entirely as the same could have been held and enjoyed by us, our heirs, legal representatives and assigns if this assignment had not been made; and particularly to execute and deliver to Assignee all lawful application documents including petitions, specifications, and oaths, and all assignments, disclaimers, and lawful affidavits in form and substance as may be requested by Assignee; to communicate to Assignee all facts known to us relating to said inventions and discoveries or the history thereof; and to furnish Assignee with any and all documents, photographs, models, samples and other physical exhibits in our control or in the control of our heirs, legal representatives or assigns which may be useful for establishing the facts of our conceptions, disclosures, and reduction to practice of said inventions and discoveries.

PATENT

ATTORNEY DOCKET: OCL-001-PCT

IN WITNESS WHEREOF, we hereunto set our hands and seal on the day and year hereinafter noted.

Signature:	/s/ Jaeson Bang	Date: 6/19/2020
Jaeson Bang

Signature:	/s/ R. Maxwell Flaherty	Date: 6/19/2020
R. Maxwell Flaherty

Signature:	/s/ J. Christopher Flaherty	Date: 6/19/2020
J. Christopher Flaherty